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                                                               Exhibit 2(k)(iii)

                       REVISED EXPENSE DEFERRAL AGREEMENT

     This Agreement is made and entered into as of December 31, 2002, by and between Columbia Management Multi-Strategy Hedge Fund, LLC, a Delaware limited liability company (the "Fund"), and Columbia Management Company, an Oregon corporation ("Columbia").

                                   WITNESSETH:

     WHEREAS, Columbia has been appointed the investment adviser of the Fund pursuant to a Management Agreement dated as of October 11, 2002 by and between the Fund and Columbia relating to the Fund; and

     WHEREAS, the Fund and Columbia desire to enter into the arrangements described herein relating to certain expenses of the Fund;

     NOW, THEREFORE, the Fund and Columbia hereby agree as follows:

     1. Columbia has spent, voluntarily on behalf of the Fund, $366,088, on the Fund's organizational and initial offering expenses (collectively, "ORGANIZATIONAL AND OFFERING EXPENSES").

     2. The Fund agrees to repay to Columbia the Organizational and Offering Expenses, subject to the limitations provided in this Section 2. The Fund shall repay any amount constituting Organizational and Offering Expenses within thirty
(30) days of its receipt of a written demand therefor by Columbia, but only if and to the extent that the expenses of the Fund (exclusive of brokerage costs, interest, taxes or extraordinary expenses and any management fees or performance-based fees paid by the Fund), including such repayment, are at an annual rate (as a percentage of the average net assets of the Fund) of less than or equal to 0.75%, calculated for the period beginning on the first day of the then current fiscal year through the end of the month immediately preceding receipt of the written demand.

     3. This Agreement shall terminate upon, and the Fund shall have no obligation hereunder to pay to Columbia any Organizational and Offering Expenses after, the last day of the Fund's fiscal year during which the third anniversary of the commencement of operations of the Fund falls.

     4. This agreement supersedes the Expense Deferral Agreement entered into by the parties hereto as of December 19, 2002 which agreement shall have no further force or effect.

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     IN WITNESS WHEREOF, the parties hereto have executed this Revised Expense
Deferral Agreement as of the day and year first above written.


                                         COLUMBIA MANAGEMENT
                                         MULTI-STRATEGY HEDGE FUND, LLC


                                           /s/ Raymond Bligh
                                         --------------------------------------
                                         By: Raymond Bligh
                                         Title: Vice President


                                         COLUMBIA MANAGEMENT COMPANY


                                           /s/ Joseph Palombo
                                         --------------------------------------
                                         By: Joseph Palombo
                                         Title: Chief Operating Officer